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                                                                                              EXHIBIT 21


                              LIST OF SUBSIDIARIES


SUBSIDIARY                            LOCATION              BUSINESS          DATE                % OWNED

Research Engineers, Europe Ltd.       Bristol, UK           Software Sales    1986                100%

Research Engineers, Pvt. Ltd.         Calcutta, India       Software Sales    1986                100%

Research Engineers, GmbH              Herne, Germany        Software Sales    November, 1995*     100%

Research Engineers, SARL              Dourdan, France       Software Sales    October, 1998       100%

Research Engineers
   International Pte. Ltd.            Singapore             Software Sales    April, 2001         100%

R-Cube Technologies, Inc.             Yorba Linda, CA       IT Services       February, 1999*     100%

PacSoft Incorporated                  Woodinville, WA       Software Sales    March, 1999*        100%

NetGuru Systems, Inc.                 Waltham, MA           IT Services       September, 1999*    100%

NetGuru Consulting, Inc.              Waltham, MA           IT Services       September, 1999*    100%

Allegria Software, Inc.               Yorba Linda, CA       Software Sales    April, 2000*        100%

NetGuru India Pvt. Ltd.               Calcutta, India       e-commerce        May, 2000*          100%

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* Acquired; balance of subsidiaries were created.


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